FOR IMMEDIATE RELEASE

Contacts: Jerry W. Nix, Vice Chairman and CFO — (770) 612-2048

Sidney G. Jones, Vice President-Investor Relations – (770) 818-4628

GENUINE PARTS COMPANY
ANNOUNCES OFFICER CHANGES

Atlanta, Georgia, July 19, 2010 – Tom Gallagher, Chairman, President and CEO of Genuine Parts Company (NYSE: GPC), announced today that Eric Sundby has been named Vice President — Information Technology effective immediately. Mr. Sundby was previously Senior Director of Information Technology and has been with the Company eight years. As Vice President at GPC, Mr. Sundby will help lead the corporate-wide information technology efforts and initiatives across the Company.

Mr. Gallagher stated, “Eric has made a significant contribution in his previous leadership role within the IT area, and we look forward to leveraging his talent across all our systems and technology platforms as we continue to enhance our IT investment.”

In addition, Mr. Gallagher announced that David Haskett has been named Assistant Vice President and Corporate Controller and Napoleon Rutledge has been named Assistant Vice President — Internal Audit. Mr. Haskett has been with the Company for over 22 years and previously served as Director of Financial Reporting for the past eight years. Mr. Rutledge has been with the Company for ten years and most recently served as the Director of Internal Audit for the past five years.

Mr. Gallagher commented, “Both David and Napoleon are extremely talented members of our Finance team and we look forward to their continued leadership in the Finance area.”

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico. Genuine Parts Company had 2009 revenues of $10.1 billion.